Exhibit 10.48


                               Research Agreement
                            The University of Miami

This Research Agreement (the "Agreement") is entered into as of this 1/31/2008 (the "Effective Date"), by and between The University of Miami, located at 1507 Levante Avenue, Coral Gables, Florida 33124 (the "Institution"), and National Stem Cell, a corporation organized under the laws of the State of a Delaware having an address at 1130 Route 22 West, Mountainside, NJ (the "Sponsor").

WHEREAS, Sponsor wishes that Institution conduct research studies as described in the Statement of Work, attached hereto as Exhibit A.

NOW, THEREFORE, in consideration of the following mutual promises, covenants, and conditions and any sums to be paid, the parties hereto agree as follows:

1.    STATEMENT OF WORK

The Institution agrees to conduct in collaboration with Sponsor the research studies entitled: Ex Vivo Expansion of Cord Blood Cells (Research Project), as described in the Statement of Work for this study (attached as Exhibit A). The Institution represents that to the best of its knowledge that it has, or by the commencement of the Research Project will have, the experience, capability, and resources, including, but not limited to, sufficient personnel and equipment, to efficiently and expeditiously perform the Research Project in a professional and competent manner, and in strict adherence to the protocol. Institution represents and warrants that it will use reasonable efforts to ensure that the Research Project will be in accordance with all federal, state and local regulatory laws, rules and practices. Sponsor is providing certain technology and biological materials for the Study. Investigator shall not co-mingle funding that might incur obligations to third parties; and shall not co-mingle materials of the study or of Sponsor with those of third parties which might incur obligations to third parties.

2.    INVESTIGATOR

This Research Project will be conducted under the direction of Ian McNiece, PhD (the "Investigator"). The Investigator shall be responsible for performing this Research Project and for direct supervision of any individual performing portions of this study. In the event the Investigator becomes unwilling or unable to perform the duties required for the Research Project conducted under this Agreement, the Institution and Sponsor shall attempt to agree on a mutually agreeable replacement. In the event a mutually acceptable replacement is not available, then the Research Project may be terminated by either party hereto in accordance with Section 8 of this Agreement.

3.    PAYMENT

(a) In consideration of conducting the Research Project hereunder, Sponsor shall pay Institution in accordance with the budget attached as Exhibit B of this Agreement. The Direct Costs shown in Exhibit B are subject to University Indirect Costs of $23,612 for a total payment of $118,060.

Payments shall be made as follows: 50% of the budget will be due within 90 days of the execution of this agreement, 25% will be due on the completion date and the final 25% due upon delivery of the final report.

(b) Payments shall be addressed to the University's central lockbox account, referencing the Contract No. and the Investigator.

      Payable to: The University of Miami Tax I.D. Number.
      University of Miami
      Sponsored Programs
      P.O. Box 025405
      Miami, FL 33102-5405

The check should indicate the University account number. A copy of the payment transmittal shall be sent to the Principal Investigator

It is expected that grant funds will be expended in general accordance with the budget attached as Exhibit B. Actual expenditures may vary at the discretion of the University.

4.    RECORDKEEPING, REPORTING, ACCESS

Authorized representatives of Sponsor or its designee shall have the right, at mutually agreed upon times, and during regular business hours, to examine and inspect the Institution's and applicable Investigator's facilities and records associated with this Study and inspect records relating to this Research Project.

Institution shall advise Sponsor of the results of the Research Project at least once in every two-week period during the term of this Agreement, and provide Sponsor with semi-annual informal written progress reports concerning the details of the progress of the Research Project. A final written report setting forth the results achieved under and pursuant to the Research Project, including the Study Results and the Subject Inventions, shall be submitted by to Sponsor within thirty (30) days of the completion of the Research Project or the termination of this Agreement, whichever is earlier. Such final report shall include, but may not be limited to, a complete summary of the activities carried out, including: design details, prototypes, testing protocols and detailed results.

5.    PROPRIETARY INFORMATION AND CONFIDENTIALITY

Neither party shall disclose to any third party or use for any purposes other than the performance of this Research Project, any and all compositions, data, information, materials, methods, processes, trade secrets, privileged records, or other proprietary information disclosed to one party by the other party pursuant to this Agreement (collectively, "Proprietary Information"), without providing the party's prior written consent, except as otherwise specified in this Agreement. The receiving party shall treat the Proprietary Information as it would treat its own proprietary information, but in no event shall it use less than a reasonable degree of care. The obligation of non-disclosure and non-use shall not apply to the following.

(a) Information, which at the time of disclosure hereunder, is generally available to the public;

(b) Information, which after disclosure hereunder, becomes generally available to the public, except through breach of this Agreement;

(c) Information that a party can demonstrate was in its possession at the time of disclosure by the other party and that was not acquired, directly or indirectly, from such other party;

(d) Information that becomes available to a party from a third party that is not legally prohibited from disclosing such information, provided such information was not acquired directly or indirectly from a party to this agreement

(e) Information that is independently developed by a party without reference to the Proprietary Information, as documented by written evidence; or

(f) Information required by any law, regulation, or order of court to be disclosed. Prior to disclosing proprietary or confidential information of the other party, the disclosing party shall first notify the providing party and provide it an opportunity to prevent disclosure if practicable.

In addition, the terms of this Agreement supersede any previous non-disclosure agreements or any other preliminary representations or understandings that have been entered into by the parties to this Agreement with regard to the subject Research Project.

The obligations of nonuse and confidentiality set forth herein shall extend for a period of five (5) years from the date of disclosure.

6.    RESULTS AND INTELLECTUAL PROPERTY

Any and all study data, information, inventions, compositions, discoveries, materials, methods, processes, and/or technology generated by performing this Research Project, including all study results ("Study Results") as well as all potentially patentable results, information, ideas, inventions, developments or discoveries first conceived and/or reduced to practice in the course of performance of this Agreement ("Subject Inventions") shall be the sole and exclusive property of the Sponsor. Sponsor and the Investigator hereby delivers, assigns, and will deliver and assign the Study Results and the Subject Inventions and all of its rights, title and interest in and to the Study

2

Results and the Subject Inventions to Sponsor and agrees to execute and have executed by relevant personnel and individuals all oaths, assignments, and other relevant documentation (at Sponsor's reasonable expense) reasonably necessary to effect the transfer of ownership contemplated under this Section.

7.    PUBLICATION

The Institution and the Investigator are free to publish, present, or use any results arising out of this Research Project for their own instructional, research, or publication objectives, provided that such publication does not disclose any of Sponsor's Proprietary Information, as defined in this Agreement. Institution agrees to submit the draft of any proposed publication to Sponsor at least sixty (60) days prior to submission for publication, presentation, and agrees, at the request of Sponsor, to withhold any such submission for an additional period, not to exceed sixty (60) days in order to file any patent applications at the request of Sponsor.

8.    TERM AND TERMINATION

(a) Unless earlier terminated in accordance with the provisions of this Agreement, the term of this agreement shall commence on the Effective Date and shall terminate six months after the Effective Date. This Agreement may be terminated by Sponsor or institution upon at least sixty (60) days prior written notice to the other party.

(b) In addition, the Agreement may be terminated by either party if the Investigator conducting the Research Project is unwilling or unable to continue performing the study and a successor to both Sponsor and Institution is not available.

If this Agreement is terminated prior to the original termination date and Sponsor has not yet remitted the full estimated project total to Institution, Sponsor shall still be held responsible for all non-cancelable Institution expenses and shall remit such total within thirty (30) days of Institution's written request for final payment.

Sections 4, 5, 6, 9, 10 and ii of this Agreement shall survive any termination or expiration of this Agreement.

9. WARRANTIES

UNIVERSITY MAKES NO WARRANTIES, EXPRESS OR IMPLIED AND HEREBY DISCLAIMS ALL SUCH WARRANTIES DEVELOPED UNDER THIS AGREEMENT; OR THE OWNERSHIP, MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE OF THE RESEARCH OR ANY SUCH INVENTION OR PRODUCT. UNIVERSITY SHALL NOT BE LIABLE FOR ANY DIRECT, CONSEQUENTIAL, OR OTHER DAMAGES SUFFERED BY ANY LICENSEE OR ANY THIRD PARTIES RESULTING FROM THE USE OF THE RESEARCH OR ANY SUCH INVENTION OR PRODUCT.

The provision of this paragraph shall continue beyond the termination of this Agreement

10.   INDEMNIFICATION

Sponsor  agrees  to  release,   indemnify   and   hold  harmless  the  Principal
Investigator, University, its Trustees, officers, faculty, employees and students (University) against any and all losses, expenses, claims, damages, actions, lawsuits and judgments thereon (including attorney fees through the appellate levels), which may be brought against the University, arising out of or reasonably attributable to 1) the activities to be carried out in this research and development study, 2) any negligent act or omission of Sponsor, its agents or employees or any product or equipment supplied by Sponsor, or 3) the use, possession or operation by the Sponsor or any third party of any Invention or Discovery developed under this Agreement.

Sponsor, its agents and employees agree to release, hold harmless and indemnify the University from and against any and all loss, claims, or damages, including bodily injury or death or property damage, and including attorney fees, suffered by Sponsor, and its agents and employees while on the University premises, provided that such loss, claim or damage does not arise out of University negligence.

Except as otherwise provided in this Agreement, University agrees to release, indemnify and hold harmless Sponsor, its officers, directors and employees for any and all losses, expenses, claims, damages, actions, lawsuits and judgments therein (including attorney fees through the appellate levels) which may be brought against

Sponsor, its officers, directors and employees arising out of any negligent act or omission of University, its faculty, employees or agents.

In the event any such claim is made or lawsuit is initiated, the persons or party against whom such lawsuit is brought or claim is made shall promptly notify the other party in writing, and shall cooperate fully in the defense of such lawsuit and permit the indemnifying party or its insurance carrier to defend such a claim or lawsuit.

The provisions of this paragraph shall continue beyond the termination of this Agreement.

11.   INSURANCE

Sponsor and University each agree to carry and keep in force, each at its expense, general liability insurance with limits not less than $1,000,000 per person and $3,000,000 aggregate to cover liability for damages on account of bodily or personal injury or death to any person, or damage to property of any person. Sponsor shall keep in force product liability insurance with limits not less than $5,000,000 prior to commencement of human subject testing. Such insurance shall not be cancelled for any cause without at least 30 days prior written notice to the other party. Such cancellation shall be cause for termination.

Sponsor's insurance shall contain an endorsement naming the University as an additional insured with respect to this Agreement Sponsor shall provide a certificate of insurance or a self-insurance letter (if Sponsor is self-insured) stating the limits of coverage. Such insurance shall be written to cover claims incurred, discovered, manifested or made during or after the expiration of this Agreement. Insurance Certificates should be sent to the University of Miami, attention Dr. Gary Margules, Director, Office of Technology Transfer, 1475 Northwest 12th Avenue, Room 2012, Miami, Florida 33136.

12.   FEDERAL REGULATIONS

No human subject testing shall be conducted under this Agreement. Any studies involving the use of vertebrate animals shall comply with all state and federal statutes, rules and regulations governing animal care and use. Any studies involving isotopes must comply with any and all applicable state and federal rules, regulations and statutes. Recombinant DNA research shall be performed in accordance with regulations promulgated as Guidelines for Research Involving Recombinant DNA Molecules, U.S. Department of Health and Human Services, Public Health Service, National Institutes of Health.

13.   NOTICES

With the exception of study funds paid by Sponsor pursuant to Section 3 hereof, all notices required or permitted to be given under this Agreement shall be in writing and shall be sent as follows:

If to Sponsor: National Stem Cell
187 Mill Lane Mountainside, NJ Attn: Michael Cohen
Chief Executive Officer

With a copy to:

Pearl Cohen Zedek Latzer, LLP
10  Rockefeller  Plaza,
Suite 1001 New York, New
York, 10020 Telephone 212-632-3494
Facsimile 212-632-3489
Attn: Mark S. Cohen

If to Institution:

Ms. Aida Diaz-Piedra
Controller
Office of Controller
212 Max Orovitz Bldg.
1507 Levante Avenue
Coral Gables, FL 33124-1422

Mr. Alan J. Fish
Vice President
Business Services
327 Max Orovitz Bldg.
1507 Levante Avenue
Coral Gables, FL 33124-1432

Dr.  Richard  Bookman
Vice Provost for Research
P.O. Box 016960  (R-64)
Miami,Florida 33101

Copy to: Investigator

14.   INDEPENDENT CONTRACTORS

The relationship of Sponsor to Institution and its Investigator shall be that of an Independent Contractor and none of the parties shall hold itself out to third parties as purporting to act as, or on behalf of, the other party hereto.

15.   USE OF OTHER PARTIES' NAMES

Neither the Sponsor nor the Institution shall use directly or by implication the names of the other party, nor any of the other party's affiliates or contractors, nor any abbreviations thereof, or of any staff member, faculty member, student, or employee of the other party in connection with any products, promotion, advertising, or other public disclosure without the prior written permission of the other party. Sponsor is permitted to state that Sponsor has entered into a Research Agreement with Institution, for factual purposes, but not for marketing or promotion purposes. The Institution herby acknowledges that the Sponsor is allowed to disclose this agreement to potential investors without any further notification to the Institution. The Sponsor agrees to notify and request the permission of the Institution prior to the use of its name, employees name or its affiliates name prior to any publication that the Sponsor may publish. The institution shall respond to the Sponsors notification within 5 business days. Institution may use Sponsor's name in its Research Notes.

16.   WAIVERS; SEVERABILITY

No waiver of any term or provision of this Agreement whether by conduct or otherwise in any one or more instances shall be deemed to be, or construed as, a further or continuing waiver of any such term or provision, or of any other term or provision, of this Agreement.

17.   CONTINUING OBLIGATION

Except as otherwise specifically provided herein, termination of this Agreement shall not relieve either party hereto from any obligation under this Agreement that accrued or arose from facts or circumstances in existence prior thereto.

18. ASSIGNMENT.

This Agreement shall be binding upon and shall inure to the benefits of the parties hereto and the successors to substantially the entire business and assets of the respective parties hereto. This Agreement shall not be assignable by either party without the prior written consent of the other party.

19.   ENTIRE AGREEMENT

This Agreement embodies the entire understanding between Institution and the Sponsor for or this project, and any prior or contemporaneous representations, either oral or written, are hereby superseded. No amendments or changes to this Agreement, including without limitation, changes in the statement of work, total cost, and period of performance, shall be effective unless made in writing and signed by authorized representatives of the parties.

20.   HEADINGS

The headings in this Agreement are for the convenience of reference only and are
not  substantive  parts  of   this   Agreement   nor   shall   they  affect  its
interpretation.

21.   COUNTERPARTS

This Agreement and any amendments hereto may be executed in counterparts and all such counterparts taken together shall be deemed to constitute one and the same instrument.

In Witness Whereof, the parties have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

NATIONAL STEM CELL, INC

By: /s/Michael Cohen
---------------------
MichaeI Cohen
Chief Executive Officer

Date: 11/20/07

THE UNIVERSITY OF MIAMI

By: /s/ Tom Gill
-----------------
TOM GILL
DIRECTOR OF RESEARCH

Date:

Read and Agreed to:

/s/ Ian McNiece
----------------
Investigator

                                   EXHIBIT A

                                 SCOPE OF WORK

Cord Blood (CB) products have become a standard hematopoietic cell graft as support for cancer patients undergoing high dose chemotherapy. However, the number of cells available in a CB product is limited and the use of CB products for adult patients has been limited. Therefore a number of Investigators have explored ex vivo expansion of CB products as a means to provide increased cell numbers. The research to be undertaken in this project will evaluate approaches for isolation of subpopulations of hematopoietic cells from CB products for optimal expansion of total nucleated cells.

In previous research studies McNiece and colleagues have demonstrated that ex vivo culture of CB mononuclear cells (MNC) results in minimal expansion of total cells. This led to the use of CD34 selection of CB products, however, in clinical trials where frozen CB products were required the recovery of CD34+ cells and the purity of the final selected cells was highly variable resulting in minimal efficacy. In further studies we have identified selection approaches that result in passive removal of "inhibitor)," cells from the MNC enabling optimal recovery of CD34+ cells and providing a cell population that can be effectively expanded in culture.

The goal of this research is to evaluate the preparation of CB products using rosette technology which will generate a starting cell population capable of optimal expansion in culture. We will perform separation of 10 CB products and identify the optimal processing procedure. These experiments will compare different antibody to cell ratios and different cell concentrations of the labeled cells on density gradient separation. Subsequently the separated cell populations will be expanded for 14 to 21 day periods and evaluated for expansion of various cell populations including CD34+ cells, total nucleated cells, myeloid progenitor cells (GM-CFC) and primitive progenitor cells (HPP-
CFC).

GOAL OF STUDIES:

The minimal cell dose required for transplantation of CB products is 1 x 107 TNC/kg, we will target a minimal cell increase of 5 fold which would result in a cell dose of expanded cells of 5 x 107 TNC/kg. Ideally, a level of 10 fold expansion would be desired to account for CB products with an even lower cell dose of around 5 x 106 TNC/kg, therefore also resulting a cell dose of 5 x 107 TNC/kg. Therefore the goal of these studies is to determine if a reproducible ex vivo expansion of at least 5 fold can be achieved with an optima/result being 10 fold expansion.

                                   EXHIBIT B

                           BUDGET FOR STUDY
                DETAILED BUDGET FOR INITIAL BUDGET PERIOD
                            DIRECT COSTS ONLY
PERSONNEL (Applicant organization only)%
                                                        FROM         THROUGH
                                                        01/01/08     06/30/08
                                                       DOLLAR AMOUNT REQUESTED
                                                              (omit cents)
---------------------------------------------------------------------------------------------
                       ROLE ON        TYPEE    FFORT      INST.
                       PROJECT         APPT.    ON        BASE     SALARY     FRINGE
NAME                                 (months)  PROJ.     SALARY   REQUESTED  BENEFITS  TOTAL
----------------------------------------------------------------------------------------------
Ian McNiece, PhD      Principal          12     10%       350,000   17,500    4,848    22,348
TBD                   Technician         12    100%       40,000    20,000    6,840    26,840


SUBTOTALS                                                           37,500    11,688   49,188

CONSULTANT COSTS                                                                            0

EQUIPMENT (Itemize)                                                                         0

SUPPLIES (Itemize by category)
Ficoll, buffers, FCS: $3,000
Plastic disposables for tissue culture $5,000
Antibodies $7,500
Selection reagents $10,000
Growth Factors $10,000
Methylcellulose $3,000
------------------------------
                                                                                      $38,500

TRAVEL                                                                                      0

PATIENT CARE COSTSI INPATIENT                                                               0
                    OUTPATIENT                                                              0

ALTERATIONS AND RENOVATIONS (Itemize by category)                                           0

OTHER EXPENSES (Itemize by category)
  FACS analysis ($65/hr x 4 his per week x 26 weeks) $6,760                            $6,760


SUBTOTAL DIRECT COSTS FOR INITIAL BUDGET PERIOD                                       $94,448

CONSORTIUM/CONTRACT        DIRECT COSTS

TOTAL

COSTS                    FACILITIES AND ADMINISTRATIVE COSTS

TOTAL DIRECT COSTS FOR INITIAL BUDGET PERIOD (Item 7a, Face Page)                     $94,448

                                                       Indirect costs                 $23,612
                                                                                     ---------
                                                       Grand Total                   $118,060
                                                                                     =========



PROTEONOMIX
187 Mill Lane
Mountainside, NJ 07092

February 12, 2009

Tom Gill
Director of Administration University of Miami
212 Max Orvitz Building
1507 Levante Avenue
Coral Gables, FL 33124-1422

Re: Sponsored Research agreement by National Stem Cell Holding, Inc. (renamed Proteonomix, Inc.)

Dear Mr. Gill,

Enclosed please find a copy of sponsored research agreement to be conducted at the University of Miami. Please be advised that National Stem Cell Holding, Inc. has changed its name to Proteonomix, Inc. (the "Company") but continues as the same corporate entity. Further, because of corporate constraints the Company could not effectuate the research agreement in 2008 but would like to initiate the research as soon as possible.

The Company would like to amend the agreement as follows:

a) New effective date - February 9, 2009

b) Name on the agreement - Proteonomix, Inc.

c) Address of the Company - 187 Mill Lane, Mountainside, NJ 07092

d) Telephone and fax numbers - phone 973-544-6116 and fax 973-833-0277

e) Copy notice to Joel Pensley Attorney at Law, 211 Schoolhouse Road, Norfolk CT 06058 phone: 860-542-1122 fax 212-898-1266 email: jpensley@gmail.com'

The Company respectfully requests this letter constitute an amendment to the existing agreement as of the date above. Please review and accept this letter at your convenience.

Thank you in advance for your assistance with this matter. If you should have any questions or requests, please feel free to contact me anytime.

Sincerely,

Accepted:

Proteonomix, Inc.                    University of Miami

/s/Michael Cohen CEO                 /s/Mr. Tom Gill
--------------------                 -------------------------
                                     Director of Administration